                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 99.1

        NBC ACQUISITION CORP. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Report of independent auditors (Deloitte & Touche LLP)................  2
  Consolidated balance sheets (as of March 31, 2003 and
    2002)...............................................................  3
  Consolidated statements of operations (for the years ended
    March 31, 2003, 2002 and 2001)......................................  4
  Consolidated statements of stockholders' deficit (for the
    years ended March 31, 2003, 2002 and 2001)..........................  5
  Consolidated statements of cash flows (for the years ended
    March 31, 2003, 2002 and 2001)......................................  6
  Notes to consolidated financial statements............................  8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NBC Acquisition Corp.
Lincoln, Nebraska

We have audited the accompanying consolidated balance sheets of NBC Acquisition Corp. and subsidiary as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NBC Acquisition Corp. and subsidiary as of March 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Lincoln, Nebraska
May 27, 2003, except as to Note O
as to which date is February 16, 2004

                              NBC ACQUISITION CORP.
                           CONSOLIDATED BALANCE SHEETS

                                                                                             MARCH 31,
                                                                                             ---------
                                                                                       2003             2002
                                                                                       ----             ----
ASSETS
Current assets:
   Cash and cash equivalents..................................................    $  39,405,382    $  11,419,277
   Receivables................................................................       29,085,329       29,384,249
   Inventories................................................................       68,315,352       69,908,414
   Deferred income taxes......................................................        3,861,932        3,557,325
   Prepaid expenses and other assets..........................................          834,284          498,440
                                                                                  -------------    -------------
Total current assets..........................................................      141,502,279      114,767,705
Property and equipment, net of depreciation &
  amortization................................................................       27,666,370       26,478,915
Goodwill......................................................................       30,472,823       29,791,335
Identifiable intangibles, net of amortization.................................          239,014          414,564
Debt issue costs, net of amortization.........................................        6,055,751        7,642,465
Other assets..................................................................        4,442,780        5,937,710
                                                                                  -------------    -------------
Total assets..................................................................    $ 210,379,017    $ 185,032,694
                                                                                  -------------    -------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable...........................................................    $  19,857,301    $  15,084,077
   Accrued employee compensation and benefits.................................       10,642,713        8,910,902
   Accrued interest...........................................................        2,505,772        1,547,199
   Accrued incentives.........................................................        5,518,883        3,595,628
   Accrued expenses...........................................................        1,077,844        1,060,969
   Income taxes payable.......................................................           89,932        3,684,439
   Deferred revenue...........................................................          538,230          432,790
   Current maturities of long-term debt.......................................       19,181,277        4,476,156
   Current maturities of capital lease obligations............................          124,703          111,015
                                                                                  -------------    -------------
Total current liabilities.....................................................       59,536,655       38,903,175
Long-term debt, net of current maturities.....................................      197,755,713      210,275,783
Capital lease obligations, net of current maturities..........................        2,305,583        2,052,286
Other long-term liabilities...................................................          300,823        1,892,250
Commitments (Note H)
Stockholders' deficit:
   Class A common stock, voting, authorized 5,000,000 shares of
      $.01 par value; issued and outstanding 1,264,246 and
      1,263,371 shares at March 31, 2003 and 2002,
      respectively............................................................           12,642           12,634
   Additional paid-in capital.................................................       65,381,476       65,304,884
   Notes receivable from stockholders.........................................         (336,681)        (865,940)
   Accumulated deficit........................................................     (114,158,563)    (131,937,811)
   Accumulated other comprehensive loss.......................................         (418,631)        (604,567)
                                                                                  -------------    -------------
Total stockholders' deficit...................................................      (49,519,757)     (68,090,800)
                                                                                  -------------    -------------
Total liabilities and stockholders' deficit...................................    $ 210,379,017    $ 185,032,694
                                                                                  -------------    -------------

                 See notes to consolidated financial statements.

                              NBC ACQUISITION CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED MARCH 31,
                                                                       --------------------
                                                              2003             2002             2001
                                                              ----             ----             ----
Revenues, net of returns..............................    $370,509,849    $338,916,409    $301,668,853
Costs of sales........................................     224,488,201     206,975,716     187,098,970
                                                          ------------    ------------    ------------
Gross profit..........................................     146,021,648     131,940,693     114,569,883
Operating expenses:
   Selling, general and administrative................      90,390,858      84,870,828      74,100,242
   Depreciation.......................................       2,987,947       3,087,234       2,956,135
   Amortization.......................................         644,053         504,468      10,445,766
                                                          ------------    ------------    ------------
Total operating expenses..............................      94,022,858      88,462,530      87,502,143
                                                          ------------    ------------    ------------
Income from operations................................      51,998,790      43,478,163      27,067,740
Other expenses (income):
   Interest expense...................................      22,192,314      24,408,403      24,008,120
   Interest income....................................        (360,448)       (399,573)       (615,430)
   Loss on derivative financial instruments...........         155,831         360,445             --
                                                          ------------    ------------    -----------
Total other expenses (income), net....................      21,987,697      24,369,275      23,392,690
                                                          ------------    ------------    ------------
Income before income taxes............................      30,011,093      19,108,888       3,675,050
Income tax expense....................................      12,231,845       7,953,584       3,406,972
                                                          ------------    ------------    ------------
Net income............................................    $ 17,779,248    $ 11,155,304    $    268,078
                                                          ------------    ------------    ------------
Earnings per share:
   Basic..............................................    $      14.07    $       8.83    $       0.21
                                                          ------------    ------------    ------------
   Diluted............................................    $      13.88    $       8.83    $       0.21
                                                          ------------    ------------    ------------

                 See notes to consolidated financial statements.

                              NBC ACQUISITION CORP.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                        NOTES                        ACCUMULATED
                                       ADDITIONAL   RECEIVABLE                          OTHER
                              COMMON     PAID-IN       FROM        ACCUMULATED      COMPREHENSIVE                  COMPREHENSIVE
                               STOCK     CAPITAL    STOCKHOLDERS      DEFICIT            LOSS           TOTAL          INCOME
                               -----     -------    ------------      -------            ----           -----          ------
Balance, April 1, 2000......  $12,485  $64,525,477   $(660,910)    $(143,361,193)     $     --      $(79,484,141)   $       --
 Issuance of Class A common
   stock....................      122      641,917         --                --             --           642,039            --
 Interest accrued on
   stockholder notes........      --           --      (36,261)              --             --           (36,261)           --
 Net income.................      --           --          --            268,078            --           268,078        268,078
                              -------  -----------   ---------     -------------      ---------     ------------    -----------
Balance, March 31, 2001.....   12,607   65,167,394    (697,171)     (143,093,115)           --       (78,610,285)   $   268,078
                              -------  -----------   ---------     -------------      ---------     ------------    -----------
 Issuance of Class A common
   stock....................       27      137,490    (123,765)              --             --            13,752    $       --
 Interest accrued on
   stockholder notes........      --           --      (45,004)              --             --           (45,004)           --
 Net income.................      --           --          --         11,155,304            --        11,155,304     11,155,304
 Other comprehensive loss,
   net of taxes:
     Cumulative effect of
       adoption of SFAS No.
       133, net of
     taxes of $401,760......      --           --          --                --        (602,640)        (602,640)      (602,640)
     Unrealized losses on
       interest rate swap
       agreements, net of
       taxes of $1,285......      --           --          --                --          (1,927)          (1,927)        (1,927)
                              -------  -----------   ---------     -------------      ---------     ------------    -----------
Balance, March 31, 2002.....   12,634   65,304,884    (865,940)     (131,937,811)      (604,567)     (68,090,800)   $10,550,737
                              -------  -----------   ---------     -------------      ---------     ------------    -----------
 Issuance of Class A common
   stock upon exercise of
   stock options............        8       52,592         --                --             --            52,600    $       --
 Deferred tax benefit
   associated with exercise
   of stock options.........      --        24,000         --                --             --            24,000            --
 Payment on stockholder
   notes....................      --           --      552,089               --             --           552,089            --
 Interest accrued on
   stockholder notes........      --           --      (22,830)              --             --           (22,830)           --
 Net income.................      --           --          --         17,779,248            --        17,779,248     17,779,248
 Other comprehensive
   income, net of taxes:
     Unrealized gains on
       interest rate swap
       agreements, net of
       taxes of $146,900....      --           --          --                --         185,936          185,936        185,936
                              -------  -----------   ---------     -------------      ---------     ------------    -----------
Balance, March 31, 2003.....  $12,642  $65,381,476   $(336,681)    $(114,158,563)     $(418,631)    $(49,519,757)   $17,965,184
                              -------  -----------   ---------     -------------      ---------     ------------    -----------

                 See notes to consolidated financial statements.

                              NBC ACQUISITION CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED MARCH 31,
                                                                                           --------------------
                                                                              2003             2002              2001
                                                                              ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income........................................................    $17,779,248      $ 11,155,304       $   268,078
   Adjustments to reconcile net income to net cash flows
      from operating activities:
      Provision for losses on accounts receivable....................        451,578         1,629,704           434,070
      Depreciation...................................................      2,987,947         3,087,234         2,956,135
      Amortization...................................................      2,263,213         2,463,756        12,139,902
      Original issue debt discount amortization......................      6,661,206         6,893,299         6,195,595
      Noncash interest (income) expense from derivative
         financial instruments.......................................       (249,310)          250,340               --
      (Gain) loss on derivative financial instruments................       (190,583)          360,445               --
      (Gain) loss on disposal of assets..............................         35,428          (482,810)           59,627
      Reduction of income taxes paid due to employee
         exercise of stock options...................................         24,000               --                --
      Deferred income taxes..........................................      1,269,000          (500,000)       (1,351,000)
      Changes in operating assets and liabilities, net of
         effect of acquisitions/disposals:
            Receivables..............................................       (175,488)          309,193        (7,618,872)
            Inventories..............................................      2,061,981        (6,554,490)          354,360
            Recoverable income taxes.................................            --            706,408          (706,408)
            Prepaid expenses and other assets........................       (335,844)          (94,740)           23,602
            Other assets.............................................       (346,736)         (683,573)          (85,526)
            Accounts payable.........................................      3,927,555         3,436,113        (4,497,902)
            Accrued employee compensation and benefits...............      1,731,811         2,398,129           211,662
            Accrued interest.........................................        958,573            80,556           117,419
            Accrued incentives.......................................      1,923,255         2,613,734           856,541
            Accrued expenses.........................................         16,875            96,188           271,867
            Income taxes payable.....................................     (3,594,507)        3,684,439          (553,893)
            Deferred revenue.........................................        105,440           153,808          (273,269)
            Other long-term liabilities..............................         26,971            34,883            36,739
                                                                         -----------      ------------       -----------
Net cash flows from operating activities.............................     37,331,613        31,037,920         8,838,727
CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of property and equipment...............................     (3,707,733)       (2,276,892)       (1,759,010)
   Bookstore acquisitions, net of cash acquired......................     (1,389,338)       (6,109,599)       (2,975,332)
   Proceeds from sale of bookstores..................................            --          1,139,400               --
   Proceeds from sale of property and equipment and other............         19,643            49,487           144,834
   Software development costs........................................       (249,644)         (418,463)         (403,996)
                                                                         -----------      ------------       -----------
Net cash flows from investing activities.............................     (5,327,072)       (7,616,067)       (4,993,504)
CASH FLOWS FROM FINANCING ACTIVITIES:

   Payment of financing costs........................................        (32,446)              --                --
   Principal payments on long-term debt..............................     (4,476,155)      (16,308,445)       (4,456,324)
   Principal payments on capital lease obligations...................       (114,524)         (117,388)          (72,320)
   Proceeds from issuance of common stock............................         52,600            13,752           642,039
   Proceeds from payment on notes receivable from
      stockholders...................................................        552,089               --                --
                                                                         -----------      ------------       ----------
Net cash flows from financing activities.............................     (4,018,436)      (16,412,081)       (3,886,605)
                                                                         -----------      ------------       -----------
Net increase (decrease) in cash and cash equivalents.................     27,986,105         7,009,772           (41,382)
Cash and cash equivalents, beginning of year.........................     11,419,277         4,409,505         4,450,887
                                                                         -----------      ------------       -----------
Cash and cash equivalents, end of year...............................    $39,405,382      $ 11,419,277       $ 4,409,505
                                                                         -----------      ------------       -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
   Cash paid during the year for:
      Interest.......................................................    $13,549,099      $ 15,224,920       $16,000,970
      Income taxes...................................................     14,533,352         4,062,737         6,018,273

   Noncash investing and financing activities:
      Notes receivable from shareholders recorded upon
         issuance of common stock....................................    $       --       $    123,765       $       --
      Property acquired through capital lease........................        381,509         2,228,972               --
      Accumulated other comprehensive income (loss):
         Cumulative effect of adoption of SFAS No. 133, net
            of income taxes..........................................            --           (602,640)              --
         Unrealized gains (losses) on interest rate swap
            agreements, net of income taxes..........................        185,936            (1,927)              --
         Deferred taxes resulting from accumulated other
            comprehensive income (loss)..............................        146,900          (403,045)              --
                                                                             -------          --------       ----------

                 See notes to consolidated financial statements.

        NBC ACQUISITION CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF OPERATIONS

NBC Acquisition Corp. (the "Company") was formed for the purpose of acquiring all of the outstanding capital stock of Nebraska Book Company, Inc. ("NBC"), effective September 1, 1995. The Company did not have substantive operations prior to the acquisition of NBC. The purchase price of NBC was $106.0 million, which was funded primarily through the issuance of long-term debt. The acquisition was accounted for by the purchase method of accounting and resulted in excess of cost over fair value of net assets acquired ("goodwill") of approximately $26.9 million.

The Company does not conduct significant activities apart from its investment in NBC. Operational matters discussed in this report, including the acquisition of college bookstores and other related businesses, refer to operations of NBC. References to "the Company" and "NBC" are used interchangeably when discussing such operational matters. NBC participates in the college bookstore industry primarily by providing used textbooks to college bookstore operators, by operating its own college bookstores, by providing distance education products and services, and by providing proprietary college bookstore information systems and consulting services.

On February 13, 1998, the Company consummated a Merger Agreement among a newly created corporation controlled and owned by affiliates of Haas Wheat & Partners, L.P. ("HWP"), the Company and certain shareholders of the Company pursuant to which the Company's outstanding debt and stock were restructured (the "Recapitalization"). As the new investor did not acquire substantially all of the common stock of the Company, a new basis of accounting was not established in connection with the Recapitalization, resulting in a negative charge to retained earnings of approximately $134.8 million. The Company and NBC obtained approximately $215.0 million in new debt financing in conjunction with the Recapitalization and capitalized debt issue costs of approximately $14.9 million associated with such new debt financing.

On August 2, 2002, HWH Capital Partners, L.P. and HWH Cornhusker Partners, L.P., affiliates of HWP, along with certain other stockholders of the Company (collectively with HWP, the "Sellers"), sold approximately 33% of the issued and outstanding shares of the Company to certain funds affiliated with Weston Presidio (Weston Presidio Capital III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund, L.P., and WPC Entrepreneur Fund II, L.P., collectively the "Weston Presidio Funds"). HWP retained a controlling interest in the Company after the sale. This sale is referred to as the "Weston Presidio Transaction". Under the terms of a buy-sell agreement entered into in connection with this sale, Weston Presidio may require that the Sellers repurchase Weston Presidio's shares of the Company at a price as defined in the buy-sell agreement, unless a majority of the Sellers elects, in the alternative, to sell to Weston Presidio their remaining shares of the Company at a price as defined in the buy-sell agreement.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company and its subsidiary are as follows:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and NBC. All significant intercompany accounts and transactions are eliminated in consolidation.

Effective July 1, 2002, NBC's distance learning division was separately incorporated under the laws of the State of Delaware as Specialty Books, Inc., a wholly-owned subsidiary of NBC.

Revenue Recognition: The Company recognizes revenue from product sales at the time of shipment. The Company has established a program which, under certain conditions, enables its customers to return product. The effect of this program is estimated utilizing actual historical return experience and amounts are adjusted accordingly. The Company recognizes revenues from the licensing of its software products upon delivery or installation if the Company is contractually obligated to install the software.

Shipping and Handling Fees and Costs: Amounts billed to a customer for shipping and handling have been classified as revenues in the consolidated statements of operations and approximated $5.4 million, $4.4 million, and $2.9 million for the years ended March 31, 2003, 2002, and 2001, respectively. Shipping and handling costs are included in operating expenses in the consolidated statements of operations and approximated $9.0 million, $8.0 million, and $6.8 million for the years ended March 31, 2003, 2002, and 2001, respectively.

Advertising: Advertising costs are expensed as incurred and approximated $3.2 million, $2.7 million, and $2.2 million for the years ended March 31, 2003, 2002, and 2001, respectively.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and in the bank as well as short-term investments with maturities of three months or less when purchased.

Inventories: Inventories are stated at the lower of cost or market. Inventories for the Textbook Division are determined on the weighted-average cost method. The Company's Bookstore Division values new textbook and non-textbook inventories using the retail inventory method (first-in, first-out cost basis). Other inventories are determined on the first-in, first-out cost method.

Property and Equipment: Property and equipment are stated at cost. Depreciation is determined using a combination of the straight-line and accelerated methods. The majority of property and equipment have useful lives of five to seven years, with the exception of buildings which are depreciated over 39 years.

Software Development Costs: The Company's primary activities regarding the internal development of software revolve around its proprietary college bookstore information system (PRISM), which is utilized by the Company's Bookstore Division and also marketed to the general public. As the PRISM software developed internally is intended for both internal use and sale to external customers, the Company adheres to the guidance in Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed as required by Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Development costs included in the research and development of new software products and enhancements to existing software products associated with the Company's proprietary college bookstore information systems are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized and amortized over the lesser of five years or the economic life of the related product. Recoverability of such capitalized costs is evaluated based upon estimates of future undiscounted cash flows. Capitalized software costs approximated $1.1 million and $1.2 million at March 31, 2003 and 2002, respectively. Certain functionalities have been completed and released to the general public. Amortization of the capitalized costs associated with such functionalities totaled $0.4 million, $0.3 million, and $0.1 million for the fiscal years ended March 31, 2003, 2002, and 2001, respectively.

Goodwill and Other Identifiable Intangible Assets: Goodwill and other identifiable intangible assets were acquired through the acquisition of 100% of the stock of NBC effective September 1, 1995, and the acquisition of various bookstore operations and other businesses. Goodwill and intangible assets with indefinite useful lives are not amortized but rather tested at least annually for impairment. The test for impairment of goodwill is a two-step process that identifies potential impairment and then measures the amount of such impairment to be recorded in the consolidated financial statements. The test for impairment of intangible assets with indefinite useful lives consists of comparing the fair value of the intangible asset with its carrying amount, recognizing any excess carrying value as an impairment loss. Intangible assets with finite useful lives continue to be amortized on a straight-line basis over useful lives of 2-3 years. There were no impairment losses recognized during fiscal 2003.

Debt Issue Costs: The costs related to the issuance of debt are capitalized and amortized to interest expense on a straight-line basis over the lives of the related debt. Accumulated amortization of such costs as of March 31, 2003 and 2002 was approximately $8.8 million and $7.2 million, respectively.

In April, 2002 the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections. In part, this standard rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of income taxes. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. The Company early-adopted this standard in fiscal 2002, recording the write-off of approximately $0.3 million in unamortized debt issue costs related to the $10.0 million optional prepayment of Tranche A and Tranche B Loans as additional amortization expense.

Derivative Financial Instruments: Interest rate swap agreements are utilized by the Company to reduce exposure to fluctuations in the interest rates on NBC's variable rate debt. Such agreements are recorded in the consolidated balance sheet at fair value. Changes in the fair value of the agreements are recorded in earnings or other comprehensive income (loss), based on whether the agreements are designated as part of the hedge transaction and whether the agreements are effective in offsetting the change in the value of the interest payments attributable to NBC's variable rate debt.

Fair Value of Financial Instruments: The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate fair value as of March 31, 2003 and 2002, because of the relatively short maturity of these instruments. The fair value of long-term debt, including the current maturities, was approximately $215.6 million and $200.6 million as of March 31, 2003 and 2002, respectively, as determined primarily by quoted market values. The fair value of the interest rate swap agreements (see note I) approximated $(0.8) million and $(1.6) million as of March 31, 2003 and 2002 using quotes from brokers and represents the Company's loss on settlement if the existing agreements had been settled on that date.

Stock Based Compensation: The Company accounts for its stock-based compensation under provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations utilizing the intrinsic value method. Certain information regarding stock-based compensation is presented in the following tabular format:

                                                                                      FISCAL YEAR ENDED MARCH 31,
                                                                                      ---------------------------
                                                                             2003                 2002              2001
                                                                             ----                 ----              ----
Net income, as reported...........................................    $      17,779,248    $      11,155,304   $     268,078
Add: Stock-based employee compensation expense
  included in reported net income, net of related tax
  effects.........................................................                  --                   --              --
Deduct: Total stock-based employee compensation
  expense determined under fair value based method
  for all awards, net of related tax effects......................              (92,382)             (51,344)        (72,835)
                                                                      -----------------    -----------------   -------------
Pro forma net income..............................................    $      17,686,866    $      11,103,960   $     195,243
                                                                      -----------------    -----------------   -------------
Earnings per share:
   Basic -- as reported...........................................    $          14.07     $           8.83    $       0.21
   Basic -- pro forma.............................................               14.00                 8.79            0.15
   Diluted -- as reported.........................................               13.88                 8.83            0.21
   Diluted -- pro forma...........................................               13.70                 8.79            0.15
                                                                      ----------------     ----------------    ------------

Income Taxes: The Company provides for deferred income taxes based upon temporary differences between financial statement and income tax bases of assets and liabilities, and tax rates in effect for periods in which such temporary differences are estimated to reverse.

Earnings Per Share: Basic earnings per share data are based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share data are based on the weighted-average number of common shares outstanding and the dilutive effect of potential common shares including stock options and warrants.

Comprehensive Income (Loss): Comprehensive income (loss) includes net income
(loss) and other comprehensive income (losses). For the years ended March 31, 2003, 2002, and 2001, other comprehensive income (losses) consisted of the cumulative effect of adoption of SFAS No. 133 and unrealized gains (losses) on interest rate swap agreements, net of taxes.

Accounting Standards Not Yet Adopted: In January, 2003 the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of the consolidation requirements attributable to existing entities in fiscal 2004 is not expected to have a significant impact on the Company's consolidated financial statements. In June, 2001 the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. This standard addresses financial accounting and reporting for obligations related to the retirement of tangible long-lived assets and the related asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect its adoption of this standard in fiscal 2004 to have a significant impact on the consolidated financial statements. In May, 2003 the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This standard improves the accounting for certain financial instruments that issuers previously accounted for as equity, requiring such instruments to be classified as liabilities in certain situations. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for interim periods beginning after June 15, 2003. The Company does not expect its adoption of this standard in fiscal 2004 to have a significant impact on its consolidated financial statements.

C. RECEIVABLES

Receivables are summarized as follows:

                                                                                                MARCH 31,
                                                                                                ---------
                                                                                         2003                2002
                                                                                         ----                ----
     Trade receivables, less allowance for doubtful accounts of
        $442,942 and $429,803 at March 31, 2003 and 2002,
        respectively..........................................................    $      13,792,759   $      15,096,134
     Receivables from book publishers for returns.............................           10,351,717           9,333,134
     Advances for book buy-backs..............................................            2,294,455           2,162,439
     Computer finance agreements, current portion.............................              445,393             352,286
     Related party receivables, less allowance for doubtful
        accounts of $1.0 million at March 31, 2002............................              348,386             337,561
     Other....................................................................            1,852,619           2,102,695
                                                                                  -----------------   -----------------
                                                                                  $      29,085,329   $      29,384,249
                                                                                  -----------------   -----------------

Trade receivables include the effect of estimated product returns. The amount of estimated product returns at March 31, 2003 and 2002 was approximately $6.0 million.

D. INVENTORIES

Inventories are summarized as follows:

                                                                  MARCH 31,
                                                                  ---------
                                                           2003                2002
                                                           ----                ----
     Textbook Division..........................    $      28,908,121   $      30,256,654
     Bookstore Division.........................           31,986,260          32,447,083
     Complementary Services Division............            7,420,971           7,204,677
                                                    -----------------   -----------------
                                                    $      68,315,352   $      69,908,414
                                                    -----------------   -----------------

Textbook Division inventories include the effect of estimated product returns. The amount of estimated product returns at March 31, 2003 and 2002 was approximately $2.7 million.

General and administrative costs associated with the storage and handling of inventory totaled approximately $7.4 million and $6.5 million for the years ended March 31, 2003 and 2002, respectively, of which approximately $2.1 million and $1.9 million was capitalized into inventory at March 31, 2003 and 2002, respectively.

E. PROPERTY AND EQUIPMENT

A summary of the cost of property and equipment follows:

                                                                                     MARCH 31,
                                                                                     ---------
                                                                            2003                  2002
                                                                            ----                  ----
     Land.......................................................    $        2,408,999    $        2,408,999
     Buildings and improvements.................................            17,394,396            17,002,181
     Leasehold improvements.....................................             7,134,396             6,526,231
     Furniture and fixtures.....................................             7,060,829             5,361,476
     Information systems........................................            11,514,821            10,786,038
     Automobiles and trucks.....................................               337,957               321,476
     Machinery..................................................               564,468               450,510
     Projects in process........................................               483,246               204,521
                                                                    ------------------    ------------------
                                                                            46,899,112            43,061,432
     Less: accumulated depreciation & amortization..............           (19,232,742)          (16,582,517)
                                                                    ------------------    ------------------
                                                                    $       27,666,370    $       26,478,915
                                                                    ------------------    ------------------

F. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLES

On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses how goodwill and other intangible assets should be accounted for in the financial statements upon acquisition and subsequent thereto.

During the fiscal year ended March 31, 2003, NBC acquired four college bookstore locations in three separate transactions, none of which was material to the Company's consolidated financial statements. In June of 2002, NBC acquired certain assets of a privately owned bookstore serving the University of Northern Colorado. In November of 2002, NBC acquired certain assets of two privately owned bookstore locations serving Western Kentucky University. In March of 2003, NBC acquired certain assets of a privately owned bookstore serving Stephen F. Austin University. The total purchase price, net of cash acquired, of such acquisitions was approximately $1.4 million, of which approximately $0.1 million was assigned to covenants not to compete with amortization periods of three years and approximately $0.7 million was assigned to tax-deductible goodwill.

The changes in the carrying amount of goodwill for the years ended March 31, 2003 and 2002 are as follows:

                                                              YEAR ENDED
                                                               MARCH 31,
                                                     ------------------------------
                                                         2003              2002
                                                     ------------      ------------
Balance, beginning of year .......................   $ 29,791,335      $ 26,659,797
Goodwill acquired during the year ................        681,488         3,327,249
Goodwill included in gain on disposal of assets ..             --          (195,711)
                                                     ------------      ------------
Balance, end of year .............................   $ 30,472,823      $ 29,791,335
                                                     ------------      ------------

The following table presents certain financial information assuming that amortization expense associated with goodwill was excluded for all periods presented:

                                                                           YEAR ENDED
                                                                            MARCH 31,
                                                     ------------------------------------------------------
                                                          2003                2002                2001
                                                     --------------      --------------      --------------
Net income:
   Net income, as reported .......................   $   17,779,248      $   11,155,304      $      268,078
   Add: goodwill amortization ....................               --                  --          10,169,697
   Deduct: tax benefit of goodwill amortization ..               --                  --          (2,364,766)
                                                     --------------      --------------      --------------
Net income, as adjusted ..........................   $   17,779,248      $   11,155,304      $    8,073,009
                                                     --------------      --------------      --------------
Basic earnings per share:
   Basic earnings per share, as reported .........   $        14.07      $         8.83      $         0.21
   Add: goodwill amortization ....................               --                  --                8.07
   Deduct: tax benefit of goodwill amortization ..               --                  --               (1.88)
                                                     --------------      --------------      --------------
Basic earnings per share, as adjusted ............   $        14.07      $         8.83      $         6.40
                                                     --------------      --------------      --------------
Diluted Earnings Per Share:
   Diluted earnings per share, as reported .......   $        13.88      $         8.83      $         0.21
   Add: goodwill amortization ....................               --                  --                8.05
   Deduct: tax benefit of goodwill amortization ..               --                  --               (1.87)
                                                     --------------      --------------      --------------
Diluted earnings per share, as adjusted ..........   $        13.88      $         8.83      $         6.39
                                                     --------------      --------------      --------------

The following table presents the total carrying amount of goodwill, by reportable segment, as of March 31, 2003 and 2002, respectively. Goodwill assigned to corporate administration represents the carrying value of goodwill arising from the Company's acquisition of NBC on September 1, 1995. As is the case with a portion of the Company's assets, such goodwill is not allocated between the Company's segments when management makes operating decisions and assesses performance. Such goodwill is allocated to the Company's reporting units for purposes of testing goodwill for impairment and calculating any gain or loss on the disposal of all or a portion of a reporting unit.

                                               MARCH 31,
                                     ----------------------------
                                         2003             2002
                                     -----------      -----------
Bookstore Division ...............   $13,702,249      $13,020,761
Complementary Services Division ..            --               --
                                     -----------      -----------
Total for reportable segments ....    13,702,249       13,020,761

Corporate administration .........    16,770,574       16,770,574
                                     -----------      -----------
   Total goodwill ................   $30,472,823      $29,791,335
                                     -----------      -----------

Identifiable intangible assets, net of amortization expense of approximately $0.3 million and $0.2 million as of March 31, 2003 and 2002, respectively, were not material.

G. LONG-TERM DEBT

On February 13, 1998, the Company obtained new financing as part of the Recapitalization (See Note A). The new financing included a bank-administered senior credit facility (the "Senior Credit Facility") provided to NBC through a syndicate of investors. The facility is comprised of a $27.5 million term loan (the "Tranche A Loan"), a $32.5 million term loan (the "Tranche B Loan") and a $50.0 million revolving credit facility (the "Revolving Credit Facility").

The Revolving Credit Facility expires on March 31, 2004. Availability under the Revolving Credit Facility is determined by the calculation of a borrowing base, which at any time is equal to a percentage of eligible accounts receivable and inventory, up to a maximum of $50.0 million. The calculated borrowing base at March 31, 2003 was approximately $41.0 million. The Revolving Credit Facility was unused at March 31, 2003.

The interest rate on the Senior Credit Facility is prime plus an applicable margin of up to 1.50% or, on Eurodollar borrowings, the Eurodollar rate plus an applicable margin of up to 2.50%. Additionally, there is a 0.3% commitment fee for the average daily unused amount of the Revolving Credit Facility. The average borrowings under the Revolving Credit Facility for the years ended March 31, 2003 and 2002 were approximately $9.8 million and $14.0 million at an average rate of 5.5% and 7.8%, respectively.

The Senior Credit Facility is collateralized by substantially all of the Company's assets. The Senior Credit Facility also stipulates that excess cash flows as defined in the credit agreement dated February 13, 1998 (the "Credit Agreement"), as amended, shall be applied initially towards prepayment of the term loans and then utilized to permanently reduce commitments under the Revolving Credit Facility. An optional prepayment of $10.0 million was made on March 29, 2002 and applied towards the Tranche A Loan and Tranche B Loan in accordance with the Credit Agreement. There is also an excess cash flow payment obligation at March 31, 2003 of approximately $14.7 million that is included in the current portion of long-term debt and is due and payable on September 29, 2003.

Additional funding of the Recapitalization included the proceeds of the issuance by NBC of $110.0 million face amount of 8.75% senior subordinated notes due 2008 (the "Senior Subordinated Notes") and the issuance by the Company of $76.0 million face amount of 10.75% senior discount debentures due 2009 (the "Senior Discount Debentures"). The Senior Discount Debentures were issued at a discount of approximately $31.0 million and accreted in value at the rate of 10.75% compounded semi-annually through February 15, 2003, with semi-annual interest payments commencing August 15, 2003.

Borrowings consist of the following:

                                                                                        MARCH 31,
                                                                            ---------------------------------
                                                                                2003                2002
                                                                            -------------       -------------
Tranche A Loan, due March 31, 2004, quarterly principal
   payments, plus interest at a floating rate based on
   Eurodollar rate  plus applicable margin % (2.76% and
   4.24% at March 31, 2003 and 2002, respectively) ......................   $   6,642,873       $  11,095,713
Tranche B Loan, due March 31, 2006, quarterly principal
   payments, plus interest at a floating rate based on
   Eurodollar rate plus applicable margin % (3.76% and 4.49%
   at March 31, 2003 and 2002, respectively) ............................      23,804,287          23,804,287
Senior subordinated notes, unsecured, due February 15, 2008,
   semi-annual interest payments at a fixed rate of 8.75% ...............     110,000,000         110,000,000
Senior discount debentures, unsecured, maturing February 15,
  2009, semi-annual interest payments at a rate of 10.75%,
  commencing August 15, 2003, net of a discount of
  $6,661,206 at March 31, 2002 ..........................................      76,000,000          69,338,794
Mortgage note payable with an insurance company assumed with the acquisition of a bookstore facility, due December 1,
   2013, monthly payments of $6,446 including interest at
   10.75% ...............................................................         489,830             513,145
                                                                            -------------       -------------

                                                                              216,936,990         214,751,939
Less current maturities .................................................     (19,181,277)         (4,476,156)
                                                                            -------------       -------------
                                                                            $ 197,755,713       $ 210,275,783
                                                                            -------------       -------------

The Senior Credit Facility requires the Company to maintain certain financial ratios and contains a number of other covenants that among other things, restrict the ability to incur additional indebtedness, dispose of assets, make capital expenditures, make loans or advances and pay dividends, except that, among other things, NBC may pay dividends to the Company (i) on or after August 15, 2003 in an amount not to exceed the amount of interest required to be paid on the Senior Discount Debentures and (ii) to pay corporate overhead expenses not to exceed $250,000 per year and any taxes owed by the Company.

The indenture governing the Senior Discount Debentures restricts the ability of the Company and its Restricted Subsidiaries (as defined in the indenture) to pay dividends or make other Restricted Payments (as defined in the indenture) to their respective stockholders, subject to certain exceptions, unless certain conditions are met, including that (i) no default under the indenture shall have occurred and be continuing, (ii) the Company shall be permitted by the indenture to incur additional indebtedness and (iii) the amount of the dividend or payment may not exceed a certain amount based on, among other things, the Company's consolidated net income. The indenture governing the Senior Subordinated Notes contains similar restrictions on the ability of NBC and its Restricted Subsidiaries (as defined in the indenture) to pay dividends or make other Restricted Payments (as defined in the indenture) to their respective stockholders.

At March 31, 2003, the aggregate maturities of long-term debt for the next five years were as follows:

     FISCAL YEAR
----------------------
2004 ...  $ 19,181,277

2005 ...     3,792,826

2006 ...     7,560,033

2007 ...        35,774

2008 ...   110,039,816

H. LEASES AND OTHER COMMITMENTS

In conjunction with two bookstores acquired in June of 2001 and one bookstore acquired in March of 2003, NBC entered into bookstore facility leases that qualified as capital leases. Such leases expire at various dates through fiscal 2013 and contain options to renew for periods of up to ten years. Capitalized leased property included in property and equipment was approximately $2.2 million at March 31, 2003, net of accumulated depreciation.

The Company leases bookstore facilities and data processing equipment under noncancelable operating leases expiring at various dates through fiscal 2015, many of which contain options to renew for periods of up to ten years. Certain of the leases are based on a percentage of sales, ranging from 3.0% to 10.0%.

Future minimum capital lease payments and aggregate minimum lease payments under noncancelable operating leases for the years ending March 31 are as follows:

                                               CAPITAL          OPERATING
YEAR                                           LEASES            LEASES
----                                         -----------       -----------
2004 .....................................   $   398,225       $ 7,951,000
2005 .....................................       424,791         6,788,000
2006 .....................................       454,947         6,029,000
2007 .....................................       477,392         4,954,000
2008 .....................................       480,895         3,608,000
Thereafter ...............................     1,629,495         7,188,000
                                             -----------       -----------
Total minimum lease payments .............     3,865,745       $36,518,000
                                                               -----------
Amount representing interest at 11.5% ....    (1,435,459)
                                             -----------
Present value of minimum lease payments ..     2,430,286

Obligations due within one year ..........      (124,703)
                                             -----------
Long-term obligations ....................   $ 2,305,583
                                             -----------

Total rent expense for the years ended March 31, 2003, 2002, and 2001 was approximately $11.5 million, $10.6 million, and $9.6 million, respectively. Percentage rent expense for the years ended March 31, 2003, 2002, and 2001 was approximately $3.0 million, $2.5 million, and $2.0 million, respectively.

I. DERIVATIVE FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This standard requires that all derivative instruments be recorded in the balance sheet at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. The Company utilizes derivative financial instruments primarily to manage the risk that changes in interest rates will affect the amount of its future interest payments on the Tranche A and Tranche B Loans and adopted SFAS No. 133 effective April 1, 2001.

The Company's primary market risk exposure is, and is expected to continue to be, fluctuation in Eurodollar interest rates. Of the $219.4 million in total indebtedness outstanding at March 31, 2003, $30.5 million is subject to fluctuations in the Eurodollar interest rate. As provided in NBC's Senior Credit Facility, exposure to interest rate fluctuations is managed by maintaining fixed interest rate debt (primarily the Senior Subordinated Notes and Senior Discount Debentures) and by entering into interest rate swap agreements that qualify as cash flow hedging instruments to convert certain variable rate debt into fixed rate debt. NBC has separate five-year amortizing interest rate swap agreements with two financial institutions whereby NBC's variable rate Tranche A and Tranche B Loans have been converted into debt with a fixed rate of 5.815% plus an applicable margin (as defined in the Credit Agreement). Such agreements terminate on July 31, 2003. Notional amounts under the agreements are reduced periodically by amounts equal to the originally-scheduled principal payments on the Tranche A and Tranche B Loans. NBC is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements. NBC anticipates the counterparties will be able to fully satisfy their obligations under the agreements. General information regarding the Company's exposure to fluctuations in Eurodollar interest rates is presented in the following table:

                                                               MARCH 31,
                                                     ------------------------------
                                                         2003              2002
                                                     ------------      ------------
Total indebtedness outstanding ...................   $219,367,276      $216,915,240
Indebtedness subject to Eurodollar fluctuations ..     30,447,160        34,900,000
Notional amounts under swap agreements ...........     38,100,000        44,900,000

The interest rate swap agreements qualify as cash flow hedge instruments if the following criteria are met:

(1) Formal documentation of the hedging relationship and NBC's risk management objective and strategy for undertaking the hedge occur at the inception of the agreements.

(2) The interest rate swap agreements are expected to be highly effective in offsetting the change in the value of the interest payments attributable to NBC's Tranche A and Tranche B Loans.

NBC estimates the effectiveness of the interest rate swap agreements utilizing the hypothetical derivative method. Under this method, the fair value of the actual interest rate swap agreements is compared to the fair value of hypothetical swap agreements that have the same critical terms as the Tranche A and Tranche B Loans, including notional amounts and repricing dates. To the extent that the agreements are not considered to be highly effective in offsetting the change in the value of the interest payments being hedged, the fair value relating to the ineffective portion of such agreements and any subsequent changes in such fair value are immediately recognized in earnings as "gain or loss on derivative financial instruments". To the extent that the agreements are considered highly effective but not completely effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of such agreements are immediately recognized in earnings as interest expense.

Under hedge accounting, the interest rate swap agreements are reflected at fair value in the Company's consolidated balance sheets (as "accounts payable" in fiscal 2003 and "other long-term liabilities" in fiscal 2002) and the related gains or losses on these agreements are generally recorded in stockholders' deficit, net of applicable income taxes (as "accumulated other comprehensive loss"). The gains or losses recorded in accumulated other comprehensive loss are reclassified into earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings. The net effect of this accounting on the Company's consolidated results of operations is that interest expense on the Tranche A and Tranche B Loans is generally being recorded based on fixed interest rates. The fair value of the interest rate swap agreements reflected as a liability at March 31, 2003 and 2002 totaled $0.8 million and $1.6 million, respectively.

The initial adoption of SFAS No. 133 on April 1, 2001 resulted in a $1.0 million increase in other long-term liabilities, $0.4 million increase in noncurrent deferred income tax assets, and $0.6 million increase in accumulated other comprehensive loss to recognize the fair value of the interest rate swap agreements, net of income taxes, as the cumulative effect of a change in accounting principle.

As a result of a $10.0 million optional prepayment of Tranche A and Tranche B Loans on March 29, 2002, notional amounts under the interest rate swap agreements no longer correlate with remaining principal balances due under the Tranche A and Tranche B Loans. The difference between the notional amounts under the interest rate swap agreements and the remaining principal balances due under the Tranche A and Tranche B Loans represents the portion of the agreements that no longer qualify for hedge accounting. The fair value of the interest rate swap agreements on March 29, 2002 was allocated between the portion of the agreements that no longer qualify for hedge accounting and the portion of the agreements that were redesignated as hedging instruments on the remaining amounts due under the Tranche A and Tranche B Loans. The fair value allocated to the portion of the interest rate swap agreements that no longer qualify for hedge accounting was immediately recognized in the Company's consolidated results of operations as a loss on derivative financial instruments and totaled approximately $0.4 million. Changes in the fair value of this portion of the interest rate swap agreements, along with the proportionate share of actual net cash settlements attributable to this portion of the agreements, are also recognized as a gain
(loss) on derivative financial instruments in the consolidated statements of operations and totaled $(0.2) million for the year ended March 31, 2003.

Information regarding the fair value of the portion of the interest rate swap agreements designated as hedging instruments is presented in the following table for the years ended March 31, 2003 and 2002:

                                                                         YEAR ENDED
                                                                          MARCH 31,
                                                                    2003            2002
                                                                  ---------       ---------
Year-to-date increase (decrease) in fair value of swap
   agreements designated as hedges ............................   $ 582,146       $(253,552)
Year-to-date interest (income) expense recorded due to hedge
   ineffectiveness ............................................    (249,310)        250,340

Changes in the fair value of the interest rate swap agreements are reflected in the consolidated statements of cash flows as either "noncash interest expense from derivative financial instruments", "gain or loss on derivative financial instruments", or as noncash investing and financing activities.

J. NOTES RECEIVABLE FROM STOCKHOLDERS

Notes receivable from stockholders reflected as a component of stockholders' deficit pertain to notes obtained from certain NBC executive officers in conjunction with certain issuances of the Company's Class A Common Stock. Such notes mature on various dates from January, 2009 to January, 2010, are payable at maturity, and bear interest at 5.25%.

K. INCOME TAXES

The provision (benefit) for income taxes consists of:

                                YEAR ENDED MARCH 31,
                  ----------------------------------------------
                     2003             2002              2001
                  -----------      -----------       -----------
Current:
   Federal ....   $ 8,801,085      $ 6,791,179       $ 3,811,112
   State ......     2,161,760        1,662,405           946,860
Deferred ......     1,269,000         (500,000)       (1,351,000)
                  -----------      -----------       -----------
                  $12,231,845      $ 7,953,584       $ 3,406,972
                  -----------      -----------       -----------

The following represents a reconciliation between the actual income tax expense and income taxes computed by applying the Federal income tax rate to income
(loss) before income taxes:

                                                        YEAR ENDED MARCH 31,
                                                        --------------------
                                                   2003         2002         2001
                                                  ------       ------       ------
Statutory rate ................................     35.0%        35.0%        34.0%
State income tax effect .......................      5.1          5.5         13.2
Amortization of goodwill ......................       --           --         39.3
Change in estimate of income tax liabilities ..      0.3          0.5          3.0
Other .........................................      0.4          0.6          3.2
                                                  ------       ------       ------
                                                    40.8%        41.6%        92.7%
                                                  ------       ------       ------

The components of the deferred tax assets consist of the following:

                                                                     MARCH 31,
                                                                     ---------
                                                               2003              2002
                                                           -----------       -----------
Deferred income tax assets (liabilities), current:
   Vacation accruals ...................................   $   495,160       $   532,816
   Inventory ...........................................       110,913            69,490
   Allowance for doubtful accounts .....................       168,141           542,753
   Product returns .....................................     1,238,155         1,237,730
   Incentive programs ..................................     1,991,821         1,312,059
   Other ...............................................      (142,258)         (137,523)
                                                           -----------       -----------
                                                             3,861,932         3,557,325
                                                           -----------       -----------
Deferred income tax assets (liabilities), noncurrent:
   Deferred compensation agreements ....................       114,192           103,955
   Goodwill amortization ...............................       692,739         1,843,312
   Covenant not to compete .............................     1,309,811         1,384,571
   Fixed assets ........................................      (423,383)               --
   Unrealized losses on derivatives ....................       321,016           403,045
                                                           -----------       -----------
                                                             2,014,375         3,734,883
                                                           -----------       -----------
                                                           $ 5,876,307       $ 7,292,208
                                                           -----------       -----------

The non-current portion of deferred tax assets (liabilities) is classified in other assets (liabilities).

L. RETIREMENT PLAN

The Company's subsidiary participates in and sponsors a 401(k) compensation deferral plan. The plan covers substantially all employees. The plan provisions include employee contributions based on a percentage of compensation along with a sponsor base contribution in addition to a limited matching feature. The sponsor contributions for the years ended March 31, 2003, 2002, and 2001 were approximately $1.0 million, $0.9 million, and $0.8 million, respectively.

M. DEFERRED COMPENSATION

The Company has a non-qualified deferred compensation plan for selected employees. This plan allows participants to voluntarily elect to defer portions of their current compensation. The amounts can be distributed upon either death or voluntary/involuntary resignation or termination. Interest is accrued at the prime rate adjusted semi-annually on January 1 and July 1 and is compounded as of March 31. The liability for the deferred compensation is included in other long-term liabilities and approximated $0.3 million as of March 31, 2003 and 2002.

N. STOCK-BASED COMPENSATION

The Company has two stock-based compensation plans established to provide for the granting of options to purchase Class A Common Stock. Details regarding each of the plans in effect are as follows:

1998 PERFORMANCE STOCK OPTION PLAN--This plan provides for the granting of options to purchase 53,771 shares of the Company's Class A Common Stock to selected members of senior management of the Company and its affiliates. All options granted were nonqualified stock options, although the plan also provides for incentive stock options. The Company granted a portion of the available options in fiscal years 2001-2003 upon the attainment of pre-established financial targets. Generally, twenty-five percent of the options granted became exercisable immediately upon granting, with the remaining options becoming exercisable in 25% increments over the subsequent three years on the anniversary of the date of grant. The options have an exercise price of not less than fair market value on the date the options are granted and expire ten years from the date of grant. At March 31, 2003, there were no options available for grant under the plan.

1998 STOCK OPTION PLAN--This plan provides for the granting of options to purchase 29,229 shares of the Company's Class A Common Stock to selected employees, officers, and directors of the Company and its affiliates. All options granted were nonqualified stock options, although the plan also provides for incentive stock options. The Company granted such options at the discretion of a committee designated by the Board of Directors (the Committee). Generally, twenty-five percent of the options granted became exercisable immediately upon granting, with the remaining options becoming exercisable in 25% increments over the subsequent three years on the anniversary of the date of grant. Incentive stock options have an exercise price of not less than fair market value on the date the options are granted, while the Committee determines the exercise price for nonqualified options, which may be below fair market value, at the time of grant. All options expire ten years from the date of grant. At March 31, 2003, there were no options available for grant under the plan.

No compensation cost was recognized for the options granted to employees in fiscal 2003, 2002, and 2001 as the exercise price was greater than or equal to the estimated fair value (including a discount for the holder's minority interest position and illiquidity of the Class A Common Stock) of the Company's Class A Common Stock on the date of grant. In fiscal 2002, the estimated fair value was based upon an independent valuation of the Class A Common Stock performed during fiscal 2002.

A summary of the Company's stock-based compensation activity related to stock options for each of the plans for the three years ended March 31, 2003 is as follows:

                                                                      YEAR ENDED MARCH 31,
                                          ---------------------------------------------------------------------------
                                                  2003                        2002                      2001
                                                  ----                        ----                      ----
                                                      WEIGHTED-                   WEIGHTED-                  WEIGHTED-
                                                       AVERAGE                     AVERAGE                    AVERAGE
                                                      EXERCISE                    EXERCISE                   EXERCISE
                                          NUMBER        PRICE         NUMBER        PRICE         NUMBER       PRICE
                                          ------        -----         ------        -----         ------       -----
1998 PERFORMANCE STOCK OPTION PLAN:
   Outstanding -- beginning of year ..    40,771       $ 52.47        22,530       $ 52.47         9,530      $ 52.47
   Granted ...........................    13,825        107.39        18,241         52.47        13,000        52.47
   Expired/terminated ................      (825)       (76.80)           --            --            --           --
   Exercised .........................      (875)       (60.12)           --            --            --           --
                                         -------       -------       -------       -------       -------      -------
   Outstanding -- end of year ........    52,896       $ 66.32        40,771       $ 52.47        22,530      $ 52.47
                                         -------       -------       -------       -------       -------      -------
1998 STOCK OPTION PLAN:
  Outstanding -- beginning of year ...    27,094       $ 52.47        28,094       $ 52.47        24,694      $ 52.47
   Granted ...........................     2,135        106.00            --            --         3,400        52.47
   Expired/terminated ................        --            --        (1,000)       (52.47)           --           --
   Exercised .........................        --            --            --            --            --           --
                                         -------       -------       -------       -------       -------      -------
   Outstanding -- end of year ........    29,229       $ 56.38        27,094       $ 52.47        28,094      $ 52.47
                                         -------       -------       -------       -------       -------      -------

                                      1998 PERFORMANCE             1998 STOCK
                                      STOCK OPTION PLAN            OPTION PLAN
                                      -----------------            -----------
                                                WEIGHTED-                 WEIGHTED-
                                                 AVERAGE                   AVERAGE
                                                REMAINING                 REMAINING
                                               CONTRACTUAL               CONTRACTUAL    EXERCISE
                                     NUMBER    LIFE (YRS)      NUMBER    LIFE (YRS)      PRICE
                                     ------    ----------      ------    ----------      -----
Outstanding -- March 31, 2003:
   Exercise price of $52.47 ......   39,571          7.4       27,094          6.2      $ 52.47
   Exercise price of $106 ........   12,500          9.3        2,135          9.3       106.00
   Exercise price of $129.30 .....      825          9.8           --           --       129.30
                                    -------      -------      -------      -------
   Weighted-average ..............   52,896          7.9       29,229          6.4
                                    -------      -------      -------      -------
Exercisable -- March 31, 2003:
   Exercise price of $52.47 ......   27,652          7.1       26,294          6.2      $ 52.47
   Exercise price of $106 ........    3,127          9.3          534          9.3       106.00
   Exercise price of $129.30 .....      206          9.8           --           --       129.30
                                    -------      -------      -------      -------
Weighted-average .................   30,985          7.3       26,828          6.2
                                    -------      -------      -------      -------
Outstanding as of March 31:
   2002 ..........................   40,771          8.4       27,094          7.2      $ 52.47

   2001 ..........................   22,530          8.7       28,094          8.2        52.47
Exercisable as of March 31:
   2002 ..........................   20,592          7.8       22,596          7.1      $ 52.47
   2001 ..........................   10,398          8.2       16,472          8.0        52.47

If the Company accounted for its stock-based compensation using the fair value method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, the weighted-average grant-date fair value of options granted under the 1998 Performance Stock Option Plan in fiscals 2003, 2002, and 2001 would have been $14.35, $2.83, and $7.37 per option, respectively. The weighted-average grant-date fair value of options granted under the 1998 Stock Option Plan in fiscals 2003 and 2001 would have been $14.51 and $7.68 per option, respectively. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                     YEAR ENDED MARCH 31,
                                     --------------------
                                2003          2002          2001
                              -------       -------       -------
Risk-free interest rate ...      3.68%         3.71%         6.26%
Dividend yield ............        --            --            --
Expected volatility .......      1.00%         1.00%         1.00%
Expected life (years) .....       4.0           1.5           3.0
                              -------       -------       -------

O. SEGMENT INFORMATION

The Company's operating segments are determined based on the way that management organizes the segments for making operating decisions and assessing performance. Management has organized the Company's segments based upon differences in products and services provided. During the quarter ended June 30, 2003, the Distance Education Division surpassed the quantitative revenue threshold for a reportable segment. The segment information has been reclassified to reflect this change for all periods presented. The Company now has four reportable segments: Textbook Division, Bookstore Division, Distance Education Division, and Other Complementary Services Divisions. The Textbook Division segment consists primarily of selling used textbooks to college bookstores, buying them back from students or college bookstores at the end of each college semester and then reselling them to college bookstores. The Bookstore Division segment encompasses the operating activities of the Company's 109 college bookstores as of March 31, 2003 located on or adjacent to college campuses. The Distance Education Division provides students with textbooks and materials for use in distance education courses, and is a provider of textbooks to nontraditional programs and students such as correspondence or corporate education students. Such services are provided by Specialty Books, Inc., a wholly-owned subsidiary of NBC. The Other Complementary Services Divisions segment includes CampusHub and other college bookstore-related services, such as computer hardware and software and a centralized buying service. CampusHub provides college bookstores with a way to sell in-store inventory and virtual brand name merchandise over the Internet utilizing technology originally developed by NBC.

The accounting policies of the Company's segments are the same as those described in the summary of significant accounting policies in Note B. The Company primarily accounts for intersegment sales as if the sales were to third parties (at current market prices). Assets (excluding inventories and certain cash and cash equivalents, receivables, property and equipment, intangibles, and other assets), net interest expense and taxes are not allocated between the Company's segments; instead, such balances are accounted for in a corporate administrative division.

The following table provides selected information about profit or loss and assets on a segment basis for the three years ended March 31, 2003.

                                                                                             OTHER
                                                                         DISTANCE         COMPLEMENTARY
                                     TEXTBOOK          BOOKSTORE         EDUCATION          SERVICES
                                     DIVISION          DIVISION          DIVISION           DIVISIONS           TOTAL
                                     --------          --------          --------           ---------           -----
Year ended March 31, 2003:
   External customer revenues ..   $111,365,802      $216,026,871      $ 36,263,160       $  6,854,016       $370,509,849
   Intersegment revenues .......     21,440,901           916,262                --            887,680         23,244,843
   Depreciation and
      amortization expense .....        671,628         2,141,544           114,915            531,372          3,459,459
   Earnings before
      interest, taxes,
      depreciation and
      amortization (EBITDA) ....     33,915,223        26,992,497         1,844,166            196,927         62,948,813
Total assets ...................     49,444,007        67,572,172         8,805,667          5,046,466        130,868,312

Year ended March 31, 2002:
   External customer revenues ..   $101,596,353      $200,850,901      $ 28,232,663       $  8,236,492       $338,916,409
   Intersegment revenues .......     21,297,428           548,747                --          1,623,936         23,470,111
   Depreciation and
      amortization expense .....        462,448         2,241,941           148,796            485,067          3,338,252
   Earnings before
      interest, taxes,
      depreciation and
      amortization (EBITDA) ....     31,290,952        22,399,279         1,288,704           (592,369)        54,386,566
Total assets ...................     51,431,071        67,387,725         8,645,899          5,074,998        132,539,693
Year ended March 31, 2001:
   External customer revenues ..   $ 93,922,712      $182,479,980      $ 18,123,092       $  7,143,069       $301,668,853
   Intersegment revenues .......     19,084,092           376,020                --          1,381,290         20,841,402
   Depreciation and
      amortization expense .....        509,541         9,577,941           115,578          1,373,793         11,576,853
   Earnings before
      interest, taxes,
      depreciation and
      amortization (EBITDA) ....     27,534,524        18,636,044          (227,858)           301,106         46,243,816
Total assets ...................     46,879,332        60,818,814         5,398,554          4,282,251        117,378,951

The following table reconciles segment information presented above with consolidated information as presented in the consolidated financial statements for the three years ended March 31, 2003.

                                                             YEAR ENDED MARCH 31,
                                             -----------------------------------------------------
                                                 2003                2002                2001
                                             -------------       -------------       -------------
Revenues:
   Total for reportable segments .........   $ 393,754,692       $ 362,386,520       $ 322,510,255
   Elimination of intersegment revenues ..     (23,244,843)        (23,470,111)        (20,841,402)
                                             -------------       -------------       -------------
Consolidated total .......................   $ 370,509,849       $ 338,916,409       $ 301,668,853
                                             -------------       -------------       -------------
Depreciation and amortization expense:
   Total for reportable segments .........   $   3,459,459       $   3,338,252       $  11,576,853
   Corporate administration ..............         172,541             253,450           1,825,048
                                             -------------       -------------       -------------
Consolidated total .......................   $   3,632,000       $   3,591,702       $  13,401,901
                                             -------------       -------------       -------------
Income before income taxes:
   Total EBITDA for reportable segments ..   $  62,948,813       $  54,386,566       $  46,243,816
   Corporate administrative costs ........      (7,318,023)         (7,316,701)         (5,774,175)
                                             -------------       -------------       -------------
                                                55,630,790          47,069,865          40,469,641
   Depreciation and amortization .........      (3,632,000)         (3,591,702)        (13,401,901)
                                             -------------       -------------       -------------
Consolidated income from operations ......      51,998,790          43,478,163          27,067,740
   Interest and other expense, net .......     (21,987,697)        (24,369,275)        (23,392,690)
                                             -------------       -------------       -------------
Consolidated income before income taxes ..   $  30,011,093       $  19,108,888       $   3,675,050
                                             -------------       -------------       -------------
Total assets:
   Total for reportable segments .........   $ 130,868,312       $ 132,539,693       $ 117,378,951
   Assets not allocated to segments:
      Cash and cash equivalents ..........      34,276,049           6,798,602               1,170
      Receivables ........................      13,967,352          12,130,650          15,389,112
      Recoverable income taxes ...........              --                  --             706,408
      Deferred income taxes ..............       3,861,932           3,557,325           1,862,166
      Property and equipment, net ........         534,598             507,927             473,845
      Goodwill ...........................      16,770,574          16,770,574          16,770,574
      Debt issue costs, net ..............       6,055,751           7,642,465           9,601,753
      Other assets .......................       3,241,143           4,591,241           5,115,312
      Other ..............................         803,306             494,217             401,233
                                             -------------       -------------       -------------
Consolidated total .......................   $ 210,379,017       $ 185,032,694       $ 167,700,524
                                             -------------       -------------       -------------

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. As the Company is highly-leveraged and as the Company's equity is not publicly-traded, management believes that EBITDA is useful in measuring its liquidity and provides additional information for determining its ability to meet debt service requirements. The Senior Subordinated Notes, Senior Discount

Debentures, and Senior Credit Facility also utilize EBITDA, as defined in those agreements, for certain financial covenants. EBITDA does not represent and should not be considered as an alternative to net cash flows from operating activities as determined by accounting principles generally accepted in the United States of America, and EBITDA does not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA, such as interest, taxes, depreciation and amortization, are significant components in understanding and assessing the Company's financial performance. EBITDA measures presented may not be comparable to similarly titled measures presented by other registrants.

The following presentation reconciles EBITDA with net cash flows from operating activities as presented in the Consolidated Statements of Cash Flows:

                                                                YEAR ENDED MARCH 31,
                                                 --------------------------------------------------
                                                     2003               2002               2001
                                                 ------------       ------------       ------------
EBITDA .......................................   $ 55,630,790       $ 47,069,865       $ 40,469,641
Adjustments to reconcile EBITDA to net cash
   flows from operating activities:
      Interest income ........................        360,448            399,573            615,430
      Provision for losses on accounts
         receivable ..........................        451,578          1,629,704            434,070
      Cash paid for interest .................    (13,549,099)       (15,224,920)       (16,000,970)
      Cash paid for income taxes .............    (14,533,352)        (4,062,737)        (6,018,273)
      (Gain) loss on disposal of assets ......         35,428           (482,810)            59,627
      Changes in operating assets and
         liabilities, net of effect of
         acquisitions/disposals (1) ..........      8,935,820          1,709,245        (10,720,798)
                                                 ------------       ------------       ------------
Net cash flows from operating Activities .....   $ 37,331,613       $ 31,037,920       $  8,838,727
                                                 ------------       ------------       ------------

(1) Changes in operating assets and liabilities, net of effect of acquisitions/disposals includes the changes in the balances of receivables, inventories, prepaid expenses and other assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.

The Company's revenues are attributed to countries based on the location of the customer. Substantially all revenues generated are attributable to customers located within the United States.

P. EARNINGS PER SHARE

Basic earnings per share data are based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share data are based on the weighted-average number of common shares outstanding and the dilutive effect of potential common shares including stock options, if any. For the purpose of calculating basic and diluted earnings per share, weighted average common shares outstanding were as follows:

                                                                     YEAR ENDED MARCH 31,
                                                           ---------------------------------------
                                                             2003           2002           2001
                                                           ---------      ---------      ---------
Basic earnings per share:
   Weighted-average common shares outstanding ..........   1,263,457      1,263,256      1,260,314
Diluted earnings per share:
   Weighted-average common shares outstanding ..........   1,281,262      1,263,256      1,263,546
   Incremental shares attributable to stock options ....      17,805             --          3,232
   Stock options outstanding ...........................      82,125         67,865         50,624

Stock options outstanding at March 31, 2002 had no impact on diluted earnings per share as the exercise price of such options was greater than the average estimated fair value (including a discount for the holder's minority interest position and illiquidity of the Class A Common Stock) of the Class A Common Stock underlying the options as of March 31, 2002. The estimated fair value as of March 31, 2002 was based upon an independent valuation of the Class A Common Stock performed during fiscal 2002.

Q. RELATED PARTY TRANSACTIONS

In fiscal 2001, NBC entered into several agreements related to its WebPRISM and CampusHub E-commerce software capabilities with a newly created entity, TheCampusHub.com, Inc., which is partially owned by the Company's majority owner. Such agreements included an equity option agreement, a management services agreement, and a technology sale and license agreement.

The equity option agreement provides NBC the opportunity to acquire 25% of the initial common shares outstanding of TheCampusHub.com, Inc. The option is being accounted for as a cost method investment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The management services agreement, which was extended for one year and expires on May 10, 2004, reimburses NBC for certain direct costs incurred on behalf of TheCampusHub.com, Inc. Prior to its amendment as described below, the management service agreement also required TheCampusHub.com, Inc. to pay NBC $0.5 million per year for certain shared management and administrative support. Complementary Services Division revenue resulting from the management services agreement, including as amended, is recognized as the services are performed. The technology sale and license agreement provides for NBC to license its E-commerce software capabilities to TheCampusHub.com, Inc. Prior to its amendment as described below, the technology sale and license agreement required TheCampusHub.com, Inc to pay NBC $0.5 million per year over a period of three years. The technology sale and license agreement also provides TheCampusHub.com, Inc. with an option to purchase such software capabilities from NBC during that three year period and was extended for one year, expiring on May 10, 2004. The license fees were recognized as Complementary Services Division revenue over the term of the agreement. For the years ended March 31, 2003, 2002, and 2001, revenues attributable to the management services and technology sale and license agreements totaled $0.3 million, $1.0 million, and $0.9 million, respectively, and reimbursable direct costs incurred on behalf of TheCampusHub.com, Inc. totaled $0.6 million, $0.8 million, and $0.9 million, respectively.

Revenues attributable to the management services and technology sale and license agreements were recognized in fiscal 2002 under the anticipation that, if necessary, TheCampusHub.com, Inc. would make a capital call to its shareholders to provide the funding necessary to meet its obligations under the aforementioned agreements. TheCampusHub.com, Inc. reached break-even on a cash flow basis, excluding amounts under the management services and technology sale and license agreements, during fiscal 2002. While it remains a viable business and is funding its own operations, it was not generating sufficient excess cash flow to fund its obligations under the aforementioned agreements and the remaining capital available from its shareholders was reserved to fund strategic development opportunities and, if required, ongoing operations. As a result, on March 31, 2002 NBC established a reserve of approximately $1.0 million on net amounts due from TheCampusHub.com, Inc. and ultimately wrote-off approximately $1.0 million of net amounts due during fiscal 2003. Net amounts due from TheCampusHub.com, Inc. at March 31, 2003 and 2002 totaled $0.1 million and $0.2 million, respectively. Effective April 1, 2002, the management services and technology sale and license agreements were amended, eliminating the annual licensing fee and reducing the annual management services fee for certain shared management and administrative support to $0.3 million. NBC continues to benefit from its relationship with TheCampusHub.com, Inc., as the technology developed further enhances the product/service offering of NBC to its Textbook Division customers.

During fiscal 2003, NBC's former Vice President of Administration and Secretary exercised vested options to purchase 750 shares of the Company's Class A Common Stock under the 1998 Performance Stock Option Plan at an exercise price of $52.47 per share ("Founder's Price") and 125 shares of the Company's Class A Common Stock under the 1998 Performance Stock Option Plan at an exercise price of $106 per share. This transaction, which did not involve any public offering, was exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2). During fiscal 2002, the Company issued 2,621 shares of its Class A Common Stock to NBC's Senior Vice President of the Bookstore Division at the Founder's Price of $52.47 per share, in exchange for $13,752 in cash and a promissory note in the principal amount of $123,765 maturing January, 2009 and bearing interest at 5.25% per year. This transaction, which did not involve any public offering, was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2). During fiscal 2001, the Company issued 12,237 shares of its Class A Common Stock to certain NBC employees. This issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to
Section 3(b) thereof and Rule 505 of Regulation D promulgated thereunder. Such shares were issued at the Founder's Price of $52.47 per share, resulting in total proceeds of $642,039. Proceeds from these issuances were utilized for general operating activities.